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                                                                     EXHIBIT 4.4


                         EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT ("Agreement") is made and entered into effective February 15, 2001, ("Effective Date") by and between Amcast Industrial Corporation, a corporation duly organized and existing under the laws of the State of Ohio, with a place of business at 7887 Washington Village Drive, Dayton, Ohio 45459, hereinafter referred to as "Amcast", and Byron Pond, with an address of 221 North LaSalle Street, Suite 1100, Chicago, IL 60601, hereinafter referred to as "Executive".

                                   ARTICLE 1
                                   EMPLOYMENT

1.01 Amcast hereby agrees to employ Executive as its President and Chief Executive Officer and Executive hereby accepts and agrees to such employment from and after the Effective Date of this Agreement based upon the terms and conditions stated herein.

1.02 Executive shall generally have the authority, responsibilities, and perform such duties as are customarily held and performed by the President and Chief Executive Officer in businesses such as that engaged in by Amcast, including, among other things, developing and implementing the company's strategic and operational plans, recruiting and developing strong senior management, allocating resources to achieve the strategic and financial objectives, establishing effective financial controls and management, managing external and internal communications and relationships, and ensuring a strong relationship with the Amcast Board of Directors ("Board"). Executive shall also render such additional services and duties as may be reasonably requested of Executive from time to time by the Board.

1.03 Executive shall report to the Board, or any committee thereof as the Board shall direct, and shall generally be subject to direction, orders and advice of the Board.

1.04 Executive represents and warrants that prior to entering into this Agreement he has not been an employee, director, officer or substantial security holder of Amcast.

                                   ARTICLE 2
                           BEST EFFORTS OF EXECUTIVE

2.01 Executive agrees that he will devote his full time and attention to, and at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform, all of the duties that may be required of and from him pursuant to the express and implicit terms of this Agreement, to the reasonable satisfaction of Amcast.

                                   ARTICLE 3
                        TERM OF EMPLOYMENT AND AGREEMENT

3.01 The Term of Executive's employment with Amcast pursuant to this Agreement shall be three (3) years from the Effective Date, subject to the provisions set forth in Articles 6, 7 and 8 of this Agreement.

                                   ARTICLE 4
                           COMPENSATION AND BENEFITS

4.01 Executive will be paid an annualized base salary of Four Hundred Thirty Thousand and no/100 Dollars ($430,000.00). Executive's base salary shall be payable in equal installments pursuant to Amcast's normal payroll procedures and dates. The Board shall review Executive's base salary compensation annually at the conclusion of Amcast's fiscal year. Any actual increase in Executive's base salary shall be made within Amcast's sole judgment

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and discretion based on any criteria Amcast determines are appropriate. Such base compensation shall not be subject to decrease unless the Board takes action to effect a uniform percentage decrease in compensation for all senior executives of Amcast.

4.02 Executive shall be eligible to receive such fringe benefits as are, and may be, made available to other senior executive employees of Amcast from time to time in the exclusive discretion of the Board. Such benefits may include, but are not limited to, a medical and dental plan, short term disability plan, long term disability plan, life insurance plan, 401k plan, and car allowance. Amcast may, without any prior notice, discontinue or modify any benefit already provided or as may be provided in the future, within the exclusive discretion of the Board, only if such benefits are uniformly discontinued or modified for all senior executives of Amcast.

4.03 Executive shall be eligible to receive annual discretionary incentive bonus compensation in an amount targeted to be 65% of Executive's annualized base salary, based upon achievement of personal and overall company goals as are determined and approved by the Board. Any bonus payments shall be made within ninety (90) days following the completion of each fiscal year. Any dispute between Executive and Amcast as to the amount of, or entitlement to, any bonus shall be promptly addressed by the Board's Compensation Committee.

4.04 Amcast shall reimburse Executive, in accordance with Amcast's policies and procedures in effect from time to time, for all reasonable and deductible out-of-pocket business expenses which are incurred by Executive in connection with the performance by him of his duties hereunder.

4.05 Pursuant to the terms and conditions contained in the Stock Option Agreement separately entered into and executed by Executive and Amcast, Amcast shall grant to Executive the option to purchase an aggregate 250,000 (Two Hundred Fifty Thousand) shares of the outstanding common stock of Amcast at a price per share (herein the "Option Price") equal to the closing price of Amcast's common stock as reported on the New York Stock Exchange Composite Transactions Tape on June 1, 2001, which option shall, if Executive is employed on such vesting dates, vest as follows: 85,000 shares on June 1, 2001; 82,500 shares on January 1, 2002; and 82,500 on January 1, 2003; and provided, however, that if Amcast and/or its shareholders receive an offer that is accepted by the Board and the shareholders (a "Change in Control Offer") for a Change in Control (as defined in Section 8.02) prior to June 1, 2001, then the Option Price shall be at a price per share equal to eighty-five percent (85%) of the average closing price of Amcast's common stock as reported on the New York Stock Exchange Composite Transactions Tape for the last twenty (20) trading days prior to the date on which the final Change in Control Offer upon which the Change in Control was based was made. The option granted shall be exercisable for a period of three years from the date of final vesting of the grant. To the extent necessary to effectuate the terms of this Section 4.05, Amcast will take proper steps to have the shares of common stock subject to the option listed with the New York Stock Exchange and registered with the Securities and Exchange Commission.

                                   ARTICLE 5
                               LEAVES OF ABSENCE

5.01 Executive shall be eligible for sick leave, holiday pay and all other leaves of absence in accordance with Amcast's stated standard personnel policies.

                                   ARTICLE 6
                                  TERMINATION

6.01 Executive may resign his position and terminate his employment by giving Amcast one (1) month written notice of his intention to resign. If requested by Amcast, Executive agrees to cooperate in training his successor until his actual termination. In the event of such resignation, Executive shall be paid only his base salary earned through the effective date of his resignation and he shall not be entitled to receive any pro-rated or other portion of any bonus, severance, or other compensation otherwise payable under the terms of this Agreement after Executive's last day of employment.


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6.02 Amcast may, subject to applicable law, terminate this Agreement and
Executive's employment by giving Executive one (1) months written notice if Executive, due to sickness or injury, is prevented from carrying out his essential job functions for a period of six (6) months or longer. In the event of such termination, Executive shall receive only his base salary earned through the date of termination; provided, however, that Executive may, as the Board shall in its discretion determine, receive a pro-rated or other portion of any bonus to which Executive was otherwise eligible pursuant to any bonus plan or other arrangement established prior to termination, to the extent such bonus was earned based upon the requirements or criteria of such plan or arrangement.

6.03 Executive's employment and this Agreement will be deemed terminated upon the death of the Executive. In the event of such termination, Executive shall receive only his base salary earned through the date of termination; provided, however, that Executive may, as the Board shall in its discretion determine, receive a pro-rated or other portion of any bonus to which Executive was otherwise eligible pursuant to any bonus plan or other arrangement established prior to termination, to the extent such bonus was earned based upon the requirements or criteria of such plan or arrangement.

6.04 Any other provision of this Agreement notwithstanding, Amcast may terminate Executive's employment without notice if the termination is based on any of the following events that constitute Cause:

(a) Executive embezzles funds or otherwise misappropriates the assets of Amcast, commits any act of moral turpitude, is convicted in a court of law of or pleads guilty or no contest to a felony or any criminal activity involving dishonesty, fraud, breach of trust or involving money or property of Amcast, or engages in any public conduct that has or can reasonably be expected to have a material detrimental effect on Amcast; or

(b) Executive breaches any of the provisions of this Agreement or fails to perform Executive's duties and responsibilities consistent with the lawful directions of Amcast, provided, however, that with respect to any curable breach hereof or failure to perform Amcast shall first have given Executive written notice of his breach of the terms of this Agreement or failure to perform and Executive shall have failed to remedy such violation within 30 calendar days of the receipt of such notice.

In the event of such termination, and not withstanding any contrary provision otherwise stated, Executive shall receive only Executive's base salary earned through the date of termination.

6.05 Upon termination of employment hereunder for any reason, Executive shall be deemed to have resigned from all officer positions and director positions he then holds with Amcast or with any affiliated entity.

6.06 Upon termination of employment hereunder for any reason, Executive agrees that he shall not disparage or defame Amcast, its directors, officers, employees or products. The provisions of this Section 6.06 shall survive termination of this Agreement indefinitely.

6.07 Upon termination of employment hereunder for any reason, Executive agrees that he shall reasonably assist Amcast with any litigation brought by or against Amcast involving matters occurring during the period of his employment hereunder.

                                   ARTICLE 7
                                   SEVERANCE

7.01 If prior to completion of the Term, either (a) Amcast terminates Executive's employment for any reason other than those listed in Sections 6.02, 6.03, and 6.04 above, or (b) Executive terminates his employment due to a Constructive Discharge, Amcast shall:

(a) pay Executive (i) his base salary earned through the effective date of termination and (ii) a pro-rated or other portion of any bonus to which Executive was otherwise eligible pursuant to any bonus plan or other arrangement established prior to termination, to the extent such bonus was earned based upon the requirements or criteria of such plan or arrangement;


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(b) pay Executive as severance pay, each month for twelve (12) consecutive months following Executive's termination, Executive's monthly base salary in effect at the time of separation, less customary withholdings, beginning one (1) month after termination; and

(c) if Executive timely elects to continue Executive's group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, continue to pay on Executive's behalf Amcast's customary share of premiums for such coverage for the lesser of eighteen (18) months or such time as Executive's COBRA/continuation rights expire.

7.02 A "Constructive Discharge" will be deemed to have occurred if:

(a) Amcast substantially modifies Executive's position or principal duties, responsibilities, reporting relationship, or status without his written consent;

(b) Amcast relocates Executive to a location that is more than fifty (50) miles from Amcast's current headquarters in Ohio, unless approved in writing by the Executive;

(c) Amcast reduces Executive's base salary contrary to the provisions of section
4.01 hereof or fails to pay Executive any material compensation or fringe benefits to which the Executive is entitled within thirty (30) business days of the due date;

(d) Amcast breaches any of its material obligations under this Agreement and does not correct any such breach within thirty (30) days of receiving written notice thereof from Executive; or

(e) Amcast fails to maintain director and officer liability insurance coverage applicable to Executive.

7.03 Executive agrees that the payment of severance under this Article 7 shall be in lieu of any other compensation to which he might claim entitlement as a result of the termination of his employment prior to completion of the Term.

                                   ARTICLE 8
                               CHANGE IN CONTROL

8.01 If within one (1) year after a Change in Control, either (i) Amcast, its successors or assigns, terminates Executive's employment for any reason other than those listed in Sections 6.02, 6.03, and 6.04 above, (ii) Executive terminates his employment due to a Constructive Discharge, or (iii) Amcast fails to obtain assumption of this Agreement by its successors or assigns, then Amcast, its successors or assigns, shall, in lieu of any severance pay under
Article 7 of this Agreement:

(a) pay Executive (i) his base salary earned through the effective date of termination and (ii) a pro-rated or other portion of any bonus to which Executive was otherwise eligible pursuant to any bonus plan or other arrangement established prior to termination, to the extent such bonus was earned based upon the requirements or criteria of such plan or arrangement;

(b) pay Executive as severance pay, each month for thirty-six (36) consecutive months following his termination, (i) Executive's monthly base salary in effect at the time of separation, and (ii) one-twelfth of the greater of either (x) Executive's average annual bonus pursuant to Section 4.03 of this Agreement for the previous three years or (y) 32 1/2% of Executive's then current annualized base salary, each less customary withholdings, beginning one (1) month after termination; provided, however, that in the event of Executive's termination within one year of a Change in Control offered and completed by Sligo Company on or before December 31, 2001, Executive shall instead receive as severance pay, each month for twenty-four (24) consecutive months following his termination, only Executive's monthly base salary in effect at the time of separation, less customary withholdings;


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(c) if Executive timely elects to continue Executive's group health and dental insurance coverage pursuant to applicable COBRA/continuation law and the terms of the respective benefit plans, continue to pay on Executive's behalf Amcast's customary share of premiums for such coverage for the lesser of eighteen (18) months or such time as Executive's COBRA/continuation rights expire; and

(d) cause all unvested stock options held by Executive to immediately vest.

8.02 For the purposes of this Agreement, "Change in Control" shall mean any one of the following:

(a) a "Change in Control" of Amcast of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) (i) the sale, lease, transfer, conveyance or other disposition (pursuant to a sale of assets, a merger or consolidation or similar transaction), in one or a series of related transactions, of all or substantially all of the assets of Amcast taken as a whole to any "person" (as defined below) or (ii) a merger, consolidation or similar transaction to which Amcast is a party, if the individuals and entities who were stockholders of Amcast, as applicable, immediately prior to the effective date of such merger, consolidation or similar transaction have beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of less than 50% of the combined voting power of the surviving corporation following the effective date of such merger, consolidation or similar transaction;

(c) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that, as of the date hereof, does not own 30% or more of Amcast and becomes the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of Amcast representing 30% or more of the combined voting power of the then outstanding securities of the applicable entity;

(d) any "person" (as such is used in Section 13(d) and 14(d) of the Exchange
Act) becomes, through or pursuant to a "tender offer," as that term is used in the Exchange Act and Regulations promulgated by the Securities and Exchange Commission thereunder, the "beneficial owner" (as defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of securities of Amcast representing 30% or more of the combined voting power of the then outstanding securities of the applicable entity;

(e) a majority of the Board of Directors is not made up of individuals who (i) are members of the Board of Directors as of the effective date of this Agreement or (ii) who were subsequently elected to fill a vacancy in the Board, or were subsequently nominated for election by Amcast's shareholders, by the affirmative vote of at least two-thirds of the directors then still in office who were directors as of the effective date of this Agreement; or

(f) the adoption by Amcast of a plan providing for its liquidation or dissolution.

8.03 For purposes of this Article 8, "successors or assigns" shall mean a corporation or other entity or person acquiring all or substantially all the stock, assets, and/or business of Amcast (including this Agreement) whether by agreement, operation of law, or otherwise.

8.04 Executive agrees that the payment of Change in Control severance benefits under this Article 8 shall be in lieu of any other compensation to which he might claim entitlement as a result of the termination of his employment prior to completion of the Term.

8.05 All compensation and benefits paid to Executive under this Article 8 due to and contingent upon the occurrence of a Change in Control shall be treated as "parachute payments" within the meaning of Internal Revenue Code ("Code")
Section 280G(b)(2), unless, in the opinion of tax counsel selected by Amcast's independent auditors, such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of Code section 280G(b)(4)(A). All "excess parachute payments" within the meaning of Code
Section 280G(b)(1) shall be treated as subject to the related excise tax under the provisions of Code Section 4999, unless, in the opinion of tax counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually


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rendered within the meaning of Code Section 280G(b)(4)(B) or are otherwise not subject to the excise tax. In the event the compensation and benefits paid to Executive under this Article 8 are determined to constitute excess parachute payments and subject to the excise tax, then the provisions of Section 8.06 of this Agreement shall become applicable.

8.06 If it is ultimately determined that any portion of the Change in Control compensation and benefits under this Article 8 is considered to be an "excess parachute payment," subject to excise tax under Code Section 4999, Executive shall be entitled to receive payments sufficient to place Executive in the same net after-tax position, computed by using the "Special Tax Rate" as such term is defined below, that Executive would have been in had such payment not been subject to such excise tax, and had Executive not incurred any interest charges or penalties with respect to the imposition of such excise tax. For purposes of this Agreement, the "Special Tax Rate" shall be the highest effective federal and state marginal tax rates applicable to Executive in the year in which the payment contemplated under this Section 8.06 is made.

                                   ARTICLE 9
                                 NONDISCLOSURE

9.01 Except as permitted or directed by Amcast or as may be required in the proper discharge of Executive's employment hereunder, Executive shall not, during the Term or at any time thereafter, divulge, furnish or make accessible to anyone or use in any way any confidential, trade secret or proprietary information of Amcast, including without limitation, whether or not reduced to writing, customer lists, customer files or information, planning and financial information, contracts, sales and marketing information, business strategy or opportunities for new or developing business, which Executive has prepared, acquired or become acquainted with during his employment by Amcast. Executive acknowledges that the above-described knowledge or information is the property of Amcast that constitutes a unique and valuable asset and represents a substantial investment by Amcast, and that any disclosure or other use of such knowledge or information, other than for the sole benefit of Amcast, would be wrongful and would cause irreparable harm to Amcast. Executive agrees to at all times maintain the confidentiality of such knowledge or information, to refrain from any acts or omissions that would reduce its value to Amcast, and to take and comply with reasonable security measures to prevent any accidental or intentional disclosure or misappropriation. Upon termination of Executive's employment for any reason, Executive shall promptly return to Amcast all such confidential, trade secret and proprietary information, including all copies thereof, then in Executive's possession, control or influence, whether prepared by Executive or others.

9.02 The foregoing obligations of confidentiality shall not apply to any knowledge or information the entirety of which is now published or subsequently becomes generally publicly known, other than as a direct or indirect result of the breach of this Agreement by Executive or a breach of a confidentiality obligation owed to Amcast by any third party.

9.03 In the event of a breach or threatened breach by Executive of the provisions of this Article 9, Amcast shall be entitled to an injunction restraining Executive from directly or indirectly disclosing, disseminating, lecturing upon, publishing or using such confidential, trade secret or proprietary information (whether in whole or in part) and restraining Executive from rendering any services or participating with any person, firm, corporation, association or other entity to whom such knowledge or information (whether in whole or in part) has been disclosed, without the posting of a bond or other security. Nothing herein shall be construed as prohibiting Amcast from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive. Executive and Amcast agree that in event of a disputed proceeding regarding Executive's compliance with the provisions of this Article 9, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result.

9.04 The Executive understands and agrees that any violation of this Article 9 while employed by Amcast may result in immediate disciplinary action by Amcast, including termination of employment pursuant to Section 6.04 hereof.

9.05 The provisions of this Article 9 shall survive termination of this Agreement indefinitely.


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                                   ARTICLE 10
                       NONCOMPETITION AND NON-RECRUITMENT

10.01 Amcast and Executive recognize and agree that: (i) Executive has received, and will in the future receive, substantial amounts of highly confidential and proprietary information concerning Amcast, its business, customers and employees; (ii) as a consequence of using or associating himself with Amcast's name, goodwill, and reputation, Executive will develop personal and professional relationships or a reputation with Amcast's current and prospective customers and clients; and (iii) provision for non-competition and non-recruitment obligations by Executive is critical to Amcast's continued economic well-being and protection of Amcast's confidential and proprietary business information. In light of these considerations, this Article 10 sets forth the terms and conditions of Executive's obligations of non-competition and non-recruitment during the Term of and subsequent to the termination of this Agreement and/or Executive's employment for any reason.

10.02 Unless the obligation is waived or limited by Amcast as set forth herein, Executive agrees that during the term of Executive's employment pursuant to this Agreement and for a period of twenty-four (24) months following termination of Executive's employment for any reason, Executive will not directly or indirectly
(a) solicit or do competitive business with any person or entity that is or was a customer or vendor of Amcast within the twenty-four (24) months prior to the date of termination, or (b) engage within the North American markets in which Amcast engages in business at the time of termination, in any similar or related business activity in competition with Amcast's direct line of business as conducted at the time of Executive's termination. Among all other competitive actions that are likewise restricted, Executive shall not cause or attempt to cause any existing or prospective customer, client or account who then has a relationship with Amcast for current or prospective business to divert, terminate, limit or in any adverse manner modify, or fail to enter into any actual or potential business with Amcast.

10.03 At its sole option, Amcast may, by express written notice to Executive, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity or the scope of such competitive activity.

10.04 For a period of twenty-four (24) months following termination of Executive's employment for any reason, Executive will not initiate or actively participate in any other employer's recruitment or hiring of any of Amcast's employees.

10.05 Executive agrees that breach by him of the provisions of this Article 10 will cause Amcast irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 10, Amcast shall be entitled to an injunction restraining Executive from directly or indirectly competing or recruiting as prohibited herein, without posting a bond or other security. Nothing herein shall be construed as prohibiting Amcast from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive and suspension or termination of the severance payments being made to the Executive under Articles 7 or 8. Executive and Amcast agree that in event of a disputed proceeding regarding Executive's compliance with the provisions of this Article 10, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result. To the extent that the Executive is in violation of any of the provisions contained in this Article 10, the applicable period shall be tolled during such period of non-compliance, the intent of which is to provide Amcast with the full period of compliance as stated herein.

10.06 The Executive understands and agrees that any violation of this Article 10 while employed by Amcast may result in immediate disciplinary action by Amcast, including termination of employment pursuant to Section 6.04 hereof.

10.07 The obligations contained in this Article 10 shall survive the termination of this Agreement indefinitely.

                                   ARTICLE 11
                             INTELLECTUAL PROPERTY

11.01 Executive will promptly disclose in writing to Amcast complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method or product, whether


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patentable or copyrightable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, either solely or in collaboration with others, during the period of Executive's employment hereunder, whether or not during regular working hours, relating either directly or indirectly to the business, products, practices or techniques of Amcast or its subsidiaries (hereinafter referred to as "Developments"). Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of such Developments are the property of Amcast and hereby assigns and agrees to assign to Amcast any and all of Executive's right, title and interest in and to any and all of such Developments.

11.02 The provisions of Section 11.01 shall not apply to any Development meeting the following conditions: (a) such Development was developed entirely on Executive's own time; and (b) such Development was made without the use of any Amcast equipment, supplies, facility or trade secret information; and either (c) such Development does not result from any work performed by Executive for Amcast, or (d) such Development does not relate (i) directly to the business of Amcast or (ii) to Amcast's actual or demonstrably anticipated research or development.

11.03 Upon request and whether during the period of Executive's retention hereunder or thereafter, Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of Amcast, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign letters patent, including, but not limited to, design patents, or other applicable registrations, on any and all of such Developments, and for perfecting, affirming and recording Amcast's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto. Executive will not be entitled to compensation for acts performed under this Section 11.03 (other than reimbursement for all reasonable expenses) if the Employee is employed by Amcast at the time such acts are performed. If Executive is not employed by Amcast at the time such acts are performed, and if the performance by Executive of such acts causes Executive to lose compensation from other sources, Amcast will pay Executive reasonable compensation for such acts.

11.04 Executive will keep reasonably complete accounts, notes, data and records of all Developments in the manner and form requested by Amcast. Such accounts, notes, data and records shall be the property of Amcast, and, upon its request, Executive will promptly surrender same to it or, if not previously surrendered upon its request or otherwise, Executive will surrender the same, and all but one copy thereof, to Amcast upon the conclusion of his employment.

11.05 Executive agrees that breach by him of the provisions of this Article 11 will cause Amcast irreparable harm that is not fully remedied by monetary damages. In the event of a breach or threatened breach by Executive of the provisions of this Article 11, Amcast shall be entitled to an injunction restraining Executive from breach of this Article 11, without posting a bond or other security. Nothing herein shall be construed as prohibiting Amcast from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery of damages from Executive. Executive and Amcast agree that in event of a disputed proceeding regarding Executive's compliance with the provisions of this Article 11, the prevailing party shall be entitled to recover his or its costs of litigation and reasonable attorney fees incurred as a result.

11.06 The Executive understands and agrees that any violation of this Article 11 while employed by Amcast may result in immediate disciplinary action by Amcast, including termination of employment pursuant to Section 6.04 hereof.

11.07 The obligations contained in this Article 11 shall survive the termination of this Agreement indefinitely.

                                   ARTICLE 12
                                 MISCELLANEOUS

12.01 Governing Law. This Agreement shall be governed and construed according to the laws of the State of Ohio without regard to conflicts of law provisions.


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12.02 Successors. This Agreement is personal to Executive and Executive may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person or entity. This Agreement may be assigned by Amcast and Amcast may require any successors or assigns as defined in Section 8.03 to expressly assume and agree to perform Amcast's obligations under this Agreement.

12.03 Waiver. The waiver by Amcast of the breach or nonperformance of any provision of this Agreement by Executive will not operate or be construed as a waiver of any future breach or nonperformance under any such provision of this Agreement or any similar agreement with any other employee.

12.04 Modification. This Agreement supersedes and replaces any and all prior oral or written understandings, if any, between the parties relating to the subject matter of this Agreement, which are hereby revoked. The parties agree that this Agreement (a) is the entire understanding and agreement between the parties and (b) is the complete and exclusive statement of the terms and conditions thereof, and there are no other written or oral agreements in regard to the subject matter of this Agreement. This Agreement shall not be changed or modified except by a written document signed by the parties hereto.

12.05 Severability and Blue Penciling. To the extent that any provision of this Agreement shall be determined to be invalid or unenforceable as written, the validity and enforceability of the remainder of such provision and of this Agreement shall be unaffected. If any particular provision of this Agreement shall be adjudicated to be invalid or unenforceable, Amcast and Executive specifically authorize the tribunal making such determination to edit the invalid or unenforceable provision to allow this Agreement, and the provisions thereof, to be valid and enforceable to the fullest extent allowed by law or public policy.

12.06 Notice. Any notice required or permitted to be given under this Agreement shall be deemed to have been delivered on the date following the day the notice is deposited in the United States mail, certified or registered, postage prepaid, return receipt requested, and addressed as follows:



        If to Executive:        Byron Pond
                                221 North LaSalle Street
                                Suite 1100
                                Chicago, IL  60601


or such other address as Executive elects by giving such to Amcast with not less than 30 days advance written notice.




        If to Amcast:          Amcast Industrial Corporation
                               7887 Washington Village Drive
                               Dayton, OH  45459
                               Attn: Its Chairman of the Board of Directors

or such other address as Amcast elects by giving such to Executive with not less than 30 days advance written notice.

IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.


                                      AMCAST INDUSTRIAL CORPORATION



                                      By:   /s/ Denis G. Daly
                                          -----------------------------------
                                          Its Vice President, Secretary and
                                          General Counsel



                                          /s/ Byron O. Pond
                                      ---------------------------------------
                                          BYRON O. POND

                                 AMENDMENT NO. 1
                                       TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

         THIS AMENDMENT NO. 1 (the "Amendment") is entered to between AMCAST INDUSTRIAL CORPORATION, an Ohio corporation ("Amcast"), and BYRON O. POND ("Executive") on this ___day of August 2002.

                                    RECITALS

         A. On February 15, 2001, Amcast and Executive entered into an Executive Employment Agreement (the "Employment Agreement"), pursuant to which Executive was employed as President and Chief Executive Officer of Amcast; and on April 8, 2002, he was elected Chairman and Chief Executive Officer of Amcast; and

         B. Desiring to affirm his confidence in Amcast's prospects and to further identify his interests with those of Amcast shareholders, Executive has requested that Amcast pay $80,000 of his salary for its fiscal year ending August 31, 2003 ("Fiscal 2003") in Amcast Common Shares ("Shares") and Amcast's Compensation Committee believes such action is in the best interest of Amcast;

         NOW, THEREFORE, for and in consideration of the recitals and covenants herein contained, Amcast and Executive agree as follows:

         1. Section 4.01 of the Employment Agreement is hereby amended by adding the following sentence to the end of Section 4.01:

         Notwithstanding anything contained in this Section 4.01 to the contrary, $80,000 of Executive's salary payable pursuant to this
         Section 4.01 for Fiscal 2003 shall be paid in Shares rather than in cash as follows:

                  (i) promptly after November 30, 2002, Amcast shall cause Shares having a Fair Market Value of $20,000 on such date to be issued to Executive;

                  (ii) promptly after February 28, 2003, Amcast shall cause Shares having a Fair Market Value of $20,000 on such date to be issued to Executive;

                  (iii) promptly after May 31, 2003, Amcast shall cause Shares having a Fair Market Value of $20,000 on such date to be issued to Executive; and

                  (iv) promptly after August 31, 2003, Amcast shall cause Shares having a Fair Market Value of $20,000 on such date to be issued to Executive.

For purposes of this Amendment, "Fair Market Value" means the mean of the closing price of a Share on the date when the value of a Share is to be determined, as reported on the New York Stock Exchange Composite Transactions Tape; or, if no sale is reported for such date, then on the next preceding date for which a sale is reported; or if the Shares are no longer listed on such exchange, the determination of such value shall be made by the Compensation Committee.

          2. Each time Shares are issued to Executive in accordance with the preceding paragraph, Amcast shall satisfy its applicable withholding and employment tax obligations with respect to the Shares by deducting the amounts required to be withheld or paid from Executive's next cash salary payment.

          3. Amcast intends to file a registration statement on Form S-8 with the Securities and Exchange Commission covering the Shares issued to Executive pursuant to this Agreement so that the Shares are not "restricted securities" under the federal securities laws. In addition, Amcast shall issue treasury shares to Executive so that no further listing application need be filed with the NYSE with respect to the Shares.

          4. Executive acknowledges that the Shares issued to him pursuant to this Amendment will be "control securities" the resale of which may be subject to the requirements of Rule 144 unless a registration statement covering the resale of the Shares is filed with the Securities and Exchange Commission.

         5. Except as specifically modified herein with respect to payment of Executive's salary for Fiscal 2003, the Employment Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF the following parties have executed the above instrument the day and year first above written.


                                     AMCAST INDUSTRIAL CORPORATION


                                     By:   /s/ Byron O. Pond
                                           -------------------------------------
                                           Byron O. Pond



                                     By:   /s/ Samuel T. Rees
                                           -------------------------------------
                                           Samuel T. Rees
                                           Secretary